EXHIBIT 10.9

LICENSE AGREEMENT

Entenmann’s Products, Inc., a Delaware corporation with a principal place of business at 1724 5th Avenue, Bay Shore, New York 11706 (“Licensor”) enters into this License Agreement (“Agreement”) with COFFEE HOLDING COMPANY, INC., a corporation with its principal place of business at 4401 1st Avenue, Brooklyn, NY 11232 (“Licensee”) as of the 1st day of April, 2007 (“Effective Date”).

Introduction

A. Licensor owns certain intellectual property, including but not limited, to trademarks, trade dress, names, logos, designs, slogans, copyrights and other proprietary materials set forth on Exhibit A of this Agreement (the “Intellectual Property”).

B. Licensee desires to obtain a license to use the Intellectual Property on and in connection with the manufacturing, distribution and sale of Licensed Products in the Territory (as defined in this Agreement) under certain terms and conditions, and Licensor is willing to grant such license.

Terms

In consideration of and incorporating the above premises, and of the mutual covenants, conditions and agreements contained in this Agreement and for other good and valuable consideration, the adequacy of which the parties acknowledge, the parties intending to be legally bound agree as follows:

License Grant

1.1 Grant. Subject to the terms and conditions specified below, Licensee shall have the nonexclusive license to use the Intellectual Property in the Territory solely upon and in connection with the manufacturing, distribution, marketing, promotion, advertising and sale of the products specified on Exhibit B (the “Licensed Products”).

1.2 Retail Distribution of Licensed Products. Licensee shall place in distribution the Licensed Products manufactured under this Agreement by or for Licensee in a fully finished condition and sold only in or to the channels of distribution set forth on Exhibit B (“Channels of Distribution”). Licensee may not, directly or indirectly, distribute Licensed Products to any channels not specified on Exhibit B without Licensor’s prior written consent, which Licensor may withhold at its sole discretion. Licensee may not sell the Licensed Products to third parties who intend or are likely to resell them outside such Channels of Distribution. If Licensee discovers that its customers are reselling Licensed Products outside the Channels of Distribution, Licensee shall immediately cease selling the Licensed Products to such third parties. In no event shall Licensee sell the Licensed Products to any third party if the Licensee knows, or should have known, that the Licensed Products will be thereafter altered, modified, re-packaged, filled, made part of something else or used in any other unauthorized manner by any third party inside or outside the Channels of Distribution.

1.3 Reservation of Rights; Exclusions

(a) Licensor retains all rights not expressly and exclusively granted to Licensee under this Agreement. Licensor may use and grant licenses to others to use the Intellectual Property inside and outside the Territory in connection with products that are not Licensed Products in any Channels of Distribution and with Licensed Products inside the Territory distributed outside the Channels of Distribution.

(b) Licensee’s rights under this Agreement shall not include the right to, and Licensee warrants and represents that it will not, use the Intellectual Property or the Licensed Products for an endorsement of any product or service. Licensee shall not (i) use or permit the use of any Licensed Products as a Premium except with Licensor’s prior written consent, which Licensor may withhold at its sole discretion, and/or (ii) distribute any Licensed Products to any third party that Licensee has reason to believe would distribute such Licensed Products in contravention of the foregoing. “Premium” shall mean any Licensed Products distributed below cost or at no charge for the purpose of increasing the sale of any other article of merchandise or product, or any service, including without limitation, any Licensed Products distributed for publicity purposes, for combination sales, giveaways, traffic-building or any similar scheme or device or arrangement.

(c) If Licensor becomes aware of the inability or unwillingness of Licensee to fill an order for the Licensed Products for Licensor or any customer, Licensor shall have the right to seek and license other parties to fill said order(s).

Territory

2. The license granted under this Agreement extends only to the geographic area set forth on Exhibit B (“Territory”). Licensee shall not (i) use or authorize any use of the Intellectual Property, directly or indirectly, outside the Territory, or (ii) sell the Licensed Products to third parties who intend or are likely to resell them outside the Territory. If Licensee discovers that third parties to whom it sells the Licensed Products are reselling them outside the Territory, Licensee shall immediately cease selling the Licensed Products to such third parties.

Term

3. This Agreement shall commence on the Effective Date and continue for three (3) years and nine (9) months unless sooner terminated in accordance with the terms and conditions of this Agreement (“Term”). The parties may extend the Term only upon written agreement and for not more than two (2) renewal terms each of three (3) years. The Term shall be divided into periods of twelve months or more (each, a "Contract Year") as indicated below:

Contract Year 1: 04/01/2007- 12/31/2008
Contract Year 2: 01/01/2009 - 12/31/2009
Contract Year 3:  01/01/2010 - 12/31/2010

Representative

4. From time to time, Licensor may designate one or more representatives (“Representative”) upon written notice to Licensee, to act generally on behalf of Licensor, sometimes in conjunction with Licensor and sometimes in its stead, such as, but not limited to, receiving payments and statements and performing the various quality control functions as set forth in this Agreement. In the event such a Representative is designated in this Agreement, all references to administrative duties of the Licensor in this Agreement may be construed as referring to the Representative as appropriate to carry out the purposes of this Agreement. Licensor will be bound by any authorized communications of its Representative and cannot repudiate the same; provided, however, in the event of a dispute between Licensor and Representative as to communications to Licensee, Licensor’s communications shall control. Licensor, at its complete discretion, may replace Representative upon written notice to Licensee, without affecting the validity of this Agreement. Until further notice, Licensor’s Representative for the foregoing purposes shall be: The Joester Loria Group, LLC, 860 Broadway, Third Floor, New York, New York 10003. Unless stated otherwise in writing by Representative and Licensor subsequently with a copy to Licensee, all statements and payments under this Agreement shall be sent and paid to said Representative rather than Licensor and Licensor appoints Representative to act as Licensor for approvals and submissions under this Agreement.

Payments

5.1 Royalties. Licensee shall pay to Licensor (or its Representative) the royalty at the rates specified in Exhibit B (“Royalties”) based upon all Net Sales (defined below) by or on behalf of Licensee of the Licensed Products. Royalties shall accrue when the Licensed Products are invoiced or shipped, whichever occurs first, and shall be payable concurrently with the periodic statements required in Section 6. The term “Net Sales” shall mean the number of units sold multiplied by the full wholesale or distributor list price billed to retail customers or distributors less actual trade discounts and promotions, if any, not to exceed ten percent (10%). No other deductions shall be made for any reason, including without limitation, cash payments, early payments, uncollectible accounts, or costs incurred in the manufacture, distribution, sale, exploitation or advertisement of the Licensed Products. Sales to any affiliated or related party of Licensee shall be deemed to have been made at Licensee’s wholesale or distributor selling price generally charged by Licensee to third parties in the normal equivalent Channels of Distribution. Net Sales shall include any amounts or the value of other consideration received by Licensee in connection with the exploitation of the Licensed Products.

5.2 Advertising/Marketing. Licensee agrees to spend no less than three percent (3%) of total annual Net Sales or total annual Minimum Net Sales Revenue, whichever is greater, each Contract Year to advertise and promote the Licensed Articles. Approved expenditures may include trade and consumer advertising, direct mail to consumers, "gift with purchase" (GWP), "purchase with purchase" (PWP) programs, off shelf merchandising vehicles, local and regional FSI's (Free Standing Insert) and other marketing initiatives approved by Licensor, in writing, as advertising and promotion. Any amounts not expended during any Contract Year shall be paid to Licensor within thirty (30) days of the end of said contract year.

Notwithstanding the foregoing, Licensee may apply up to twenty five percent (25%) of the Advertising/Marketing Commitment, capped at $100,000 in total for each Contract Year, towards Slotting Fees for the Licensed Products. For the purpose of this Agreement, Slotting Fees shall be defined as a fixed-per- SKU one-time payment paid by the Licensee to a new retail account in exchange for shelf space for Licensed Products. Licensee may not deduct in store circulars from advertising/marketing fund. In addition to the advertising requirements defined herein, Licensee agrees for each Contract Year to create dedicated 4 color sales materials that are of a quality consistent to other premium brands.

Licensee will create a dedicated section on their website, to be approved by Licensor, promoting the Licensed Product.

Licensee will provide Licensor with a full marketing and product rollout plan within 45 days of signing this Agreement. No later than thirty (30) days prior to the beginning of each calendar year, Licensee shall develop and submit for Licensor's written approval, a marketing plan, which includes a timeline detailing product roll-out and distribution plans as well as advertising, promotion and PR plans.

5.3 Advance. Licensee shall pay to Licensor (or its Representative) the amount set forth on Exhibit B as an advance (“Advance”). The Advance is guaranteed and nonrefundable, except as otherwise set forth in this Agreement. In addition, Licensee shall timely pay the amounts set forth in Exhibit B as minimum royalty guarantees (“Guaranteed Minimum Royalties”). The Advance and Guaranteed Minimum Royalties shall be credited toward Royalties due for the Term only (including any permitted Sell-Off Period), and such payments shall not be refunded for any reason, except as otherwise provided in this Agreement.

5.4 First Shipment Date. Licensee shall begin commercial distribution in reasonable quantities of a Licensed Product bearing the Intellectual Property and which has received Licensor’s written approval no later than September 01, 2007.

Statements and Records

6.1 Statements.

(a) Within 20 days of the end of each calendar quarter during the Term, commencing with the first full calendar quarter of the Term, Licensee shall deliver to Licensor (or its Representative), a complete and accurate statement of all sales activity, Net Sales and Royalties owed, for sales of Licensed Products during the preceding calendar quarter in the format set forth in Exhibit C, certified to be accurate by Licensee (if Licensee is a corporation, by an officer or authorized independent accountant of Licensee). Unless otherwise agreed by Licensor in writing, each statement must show, without limitation, the following:

(i)  the number of units sold of each Licensed Product,

(ii)  the unit price of each Licensed Product,

(iii)  the gross sales for each Licensed Product,

(iv)  the deductions taken from gross sales and the reasons therefor,

(v)  Net Sales for each Licensed Product,

(vi) a computation of Royalties due, taking into account any Guaranteed Minimum Royalties which may be due to the extent that the Guaranteed Minimum Royalties for the preceding calendar quarter exceed earned Royalties, and

(vii) a listing of retail purchasers and distributors of Licensed Products who purchased directly from Licensee during the statement period.

(b) Each statement delivered pursuant to this Section shall be accompanied by a check payable to Licensor (or its Representative).

(c) Licensee shall deliver to Licensor (or its Representative), no later than 45 days after the close of each annual period during the term of this Agreement (or portion thereof in the event of prior termination for any reason) a statement signed and certified either by its regular certified public accountants or by a financial officer of Licensee relating to said entire annual period, setting forth the same information required to be submitted by Licensee in accordance with this Section. Such statements shall be furnished by Licensee whether or not any of the Licensed Products have been shipped or sold during the relevant period. Within ten (10) business days after demand by Licensor (or its Representative), Licensee shall, at its own expense, furnish a detailed statement by the chief financial officer of Licensee showing the number, description, gross sales price, itemized deductions from gross sales price and Net Sales of the Licensed Products distributed and/or sold by Licensee to the end of the month next preceding the date of the demand.

6.2 Records. Licensee shall keep and maintain in Licensee’s principal place of business during the Term and for at least three (3) years following the date of the relevant statement, complete and accurate records and accounts covering all transactions relating to this Agreement including, without limitation, invoices, correspondence, banking, financial and all other pertinent records and accounts. Such records and accounts shall be maintained in accordance with generally accepted accounting procedures and principles and shall be available for inspection and audit at any time during the Term and for three years thereafter, during reasonable business hours for Licensor (or its Representative) (and accountants acting on their behalf) to inspect and make extracts or copies of such records for the purpose of ascertaining the correctness of such statements. Licensee will not cause or permit any interference with Licensor (or its Representative) in the performance of any such inspection and audit. In the event any errors or discrepancies are discovered in any records, statements or accounts or in payments resulting therefrom, they shall immediately be rectified and the appropriate payments made by Licensee, together with interest at the then prime rate per annum (announced by Citibank, NA or its successor) compounded from the date the payment was originally due. If discrepancy of 3% or more is found, Licensee shall pay, in addition to the discrepancy, the actual cost of such inspection and audit. Should any willful and material misstatements or discrepancies be disclosed as a result of the inspection or audit or otherwise, then in addition to all other relief to which Licensor may be entitled, Licensor may immediately terminate this Agreement.

6.3 Right to Dispute Records. Receipt or acceptance by Licensor (or its Representative) of any of the statements furnished pursuant to this Agreement, or the receipt or deposit by Licensor (or its Representative) of any payment tendered by or on behalf of Licensee shall be without prejudice to any rights or remedies of Licensor and shall not prevent Licensor from thereafter disputing the accuracy of any such statements, payments, records and accounts. Licensee waives all claims to return of any Advance, Guaranteed Minimum Royalties or other Royalty payments once made, except as otherwise provided in this Agreement, and for claims for refund of payments for returns of Licensed Products in subsequent reporting periods. As time is of the essence with respect to all payments made under this Agreement, interest at the rate of one and one-half percent (1 ½%) per month or three percentage points over prime (whichever is greater but in no event more than the maximum amount permitted by law) shall accrue on any amount due, from the date upon which the payment is due until the date of payment.

Quality Standards and Control

7.1 Quality Control Standards

(a) If the Licensed Products manufactured and sold by Licensee are of inferior quality in design, material or workmanship, the substantial goodwill which Licensor has established and possesses in the Intellectual Property would be impaired. Accordingly, Licensee will maintain high quality control standards that are substantially equivalent to those standards approved by Licensor or used by Licensor as of the Effective Date or thereafter in connection with its products and/or the Licensed Products, including, but not limited to, quality control procedures, product sampling procedures and inspection procedures, labeling requirements and Licensed Product formulas and specifications as applicable.

(b) Licensee shall comply with all federal, state, and local laws, rules and regulations, if any, of governmental authorities in connection with the production, manufacturing, distribution, sale, labeling, packaging, advertising and promotion of the Licensed Products.

(c) Licensee is not authorized to sell Licensed Products which do not completely meet the quality standards of approved samples nor “irregular,” “distressed” or other than “first quality” Licensed Products. Licensee shall not otherwise use the Intellectual Property in connection with any Licensed Products that do not meet the quality control standards in this Agreement.

7.2. Licensed Product Formulas and Specifications. Licensee shall submit to Licensor all proposed new formulas and specifications for the Licensed Products and all adjustments thereto for Licensor’s approval, such approval to be consistent with (and based on equivalent standards to) products previously approved by, or sold by, Licensor, and subject to the Licensed Products passing Licensor’s taste and consumer tests as required by Licensor. The actual and reasonable costs of such tests shall be paid by Licensee. Licensee shall not market any Licensed Products using the Intellectual Property without the prior written approval of Licensor, which Licensor shall not unreasonably withhold or delay. Formulas and specifications for the Licensed Products shall at all times remain the confidential property of Licensor.

7.3 Inspection Procedures

(a) In order to determine whether Licensee is maintaining the quality standards set forth above, Licensee, before selling or distributing any Licensed Products, including any modified or reformulated versions thereof, shall furnish to Licensor (or its Representative), at Licensee’s cost, a reasonable number of each of the Licensed Products. The quality of such new Licensed Products shall be subject to the prior written approval of Licensor, such approval to be consistent with (and based on equivalent standards to) products previously approved by, or sold by, Licensor, and subject to the Licensed Products passing Licensor’s taste and consumer tests if applicable. At the request of Licensor, Licensee shall supply any manufacturing information requested by Licensor to help Licensor in evaluating the quality and style of such Licensed Products.

(b) In addition, during normal business hours, Licensor (or its Representative) shall have access to Licensee’s facilities and the facilities of Licensee’s permitted sublicensees and/or contract manufacturers where the Licensed Products are manufactured and/or stored, for the purpose of inspecting the Licensed Products to the extent necessary to determine whether Licensor’s quality standards are being met and to determine whether any health or safety issues may exist at such plants and/or facilities.

(c) Licensee represents and warrants that the Licensed Products manufactured, distributed and sold by Licensee, and, if applicable, its permitted contract manufacturers, and the manufacturing and sanitation practices used by Licensee, and, if applicable, its permitted contract manufacturers, to produce the Licensed Products will comply with all applicable federal, state and local laws, including, but not limited to, good manufacturing practices.

(d) Licensee shall not manufacture the Licensed Products from inherently dangerous materials or substances and will not design the Licensed Products so as to constitute or create any inherent danger.

(e) After samples of the Licensed Products have been approved by Licensor (or its Representative) pursuant to this Section 7, Licensee shall not depart from the quality and characteristics of those samples in any material respect without Licensor’s prior written approval, and Licensor shall not withdraw its approval of the approved Licensed Products or of any approved plant except for good cause when Licensor may in good faith have reason to believe that the approved Licensed Products or the manufacture of Licensed Products by the approved plant may be detrimental to the health or safety of the public or otherwise fails to satisfy the specifications which have been previously approved by Licensor.

7.4 Plant Approval. All plants proposed to be used by Licensee shall be subject to Licensor’s prior written approval, such approval to be consistent with Licensor’s standards for approving plants which are used by Licensor in the Territory. Licensee proposes the following plants initially: _________. Any and all additional proposed plants to be used by Licensee shall be subject to Licensor’s prior written approval, such approval to be consistent with Licensor’s standards for approving the plants listed above.

7.5  Prior Approval.

(a) No Licensed Product shall be manufactured, distributed, sold or used by Licensee prior to Licensor’s written approval of pre-production prototypes or samples of each such Licensed Product, as well as proofs, manuscripts, artwork layout or the like, of any cartons, containers, tags, labels, other packaging, advertising, publicity and display materials to be used in connection with the Licensed Products (the “Related Materials”). Within 15 business days after its receipt of the foregoing, Licensor shall use reasonable efforts to advise Licensee, in writing, of its approval or disapproval of such material, and no items shall be deemed approved by Licensor unless such approval is given. Further written approval will be necessary if there is any change proposed by Licensor or Licensee in type, style, model, grade, description or the like from any previously approved Licensed Products or Related Materials. In the event any Licensed Products or any Related Materials differ materially from the approved samples, Licensor shall have the right, in its sole discretion, to withdraw its approval of such Licensed Products or Related Materials and/or to terminate this Agreement unless Licensee cures such breach within thirty days of notice of same. Approval by Licensor and by any other parties designated by Licensor shall not relieve Licensee of any of its obligations or warranties under this Agreement.

(b) All costs associated with the approval process, including all costs incurred by Licensee, Licensor, Representative or any third party approved by Licensor, in connection with the development, modification or formatting of artwork and Related Materials for the Licensed Products, shall be borne by Licensee. Licensee shall pay Licensor, or such third party, within thirty days of receiving an invoice for such expenses. Although Licensee is not obligated to utilize the artwork services of Licensor or an approved third party, Licensee is encouraged to do so if Licensor offers such services in order to minimize delays which may occur if unapproved artists do renditions of the Intellectual Property.

(c) Concurrently with the initial shipment of Licensed Products, Licensee shall furnish to Licensor (or its Representative) at no cost, 30 royalty-free samples of each “SKU” of the Licensed Products and thereafter shall furnish to Representative 25 samples of each SKU of the Licensed Products at the beginning of each subsequent year of the Term. In addition, upon Licensor’s request, Licensee shall provide, at no cost, a reasonable number of royalty-free samples of the Licensed Products in each year of the Term for use by Licensor in connection with promotions, contests or sweepstakes not to exceed 25 samples per year. Any Licensed Products requested by Licensor in excess of the foregoing quantity shall be billed at Licensee’s cost for the Licensed Product plus ten percent (10%).

7.6 Deficiency. Promptly upon receipt from Licensor (or its Representative) of information or notice that any Licensed Products or Related Materials manufactured, sold or used by Licensee do not or have not met the specifications or standards of nature and quality prescribed by Licensor, Licensee shall correct such deficiency at Licensee’s expense. Licensee shall thereafter immediately submit samples of the corrected Licensed Products or Related Materials pursuant to Section 7.3 for approval. In the event the deficiency is that of substandard Licensed Product or that of material misuse of the Intellectual Property, all existing inventory or work in progress of Licensed Products and Related Materials containing the deficiency shall, at Licensee’s expense, either be corrected to Licensor’s satisfaction or shall be destroyed. The foregoing shall not preclude or otherwise limit in any way Licensor’s rights under this Agreement.

Proprietary Rights

8.1 Licensor’s Title, Ownership, and Goodwill.

(a) All right, title and interest in and to the Intellectual Property (including all associated goodwill) shall be and remain the exclusive and complete property of Licensor, and all use of the Intellectual Property will inure to the benefit of Licensor. Licensee shall not, during or after the Term, dispute or contest, directly or indirectly, or do or cause to be done, any act which in any way questions, contests, impairs or tends to impair Licensor’s right, title and interest in and to the Intellectual Property. Licensee will at no time use or authorize the use of any trademark, logo, trade dress, service mark, trade name, domain name or other designation identical or confusingly similar to the Intellectual Property. Except as otherwise provided in this Agreement for a sell-off period, if any, upon the expiration or earlier termination of the Term, all rights to use the Intellectual Property shall automatically revert to Licensor, and Licensee shall immediately discontinue all use.

(b) As between Licensor, Representative, and Licensee, Licensor shall be deemed to be the owner of all materials created for the Licensed Products under this Agreement, including but not limited to artwork. Licensee acknowledges that such materials created and furnished by Licensee, its employees, or contractors shall (if applicable) be considered “works made for hire” pursuant to U.S. copyright law and all rights in and to the copyrights (and any other intellectual property rights) to such materials shall be owned by Licensor. If any such materials or elements shall not be deemed a “work made for hire,” Licensee assigns to Licensor all rights, including copyright, title and interest in and to all such materials and elements. Licensee will, without further consideration, execute any documents that Licensor may determine is necessary to perfect such assignment. In the event Licensee fails or refuses to do so after a reasonable period of time, Licensee appoints Licensor as its attorney-in-fact to execute such documents. Notwithstanding the foregoing, Licensor acknowledges that Licensee’s UPC Codes are solely owned by Licensee, and Licensor shall have no right, title or interest in them.

(c) Licensee acknowledges the tremendous value and goodwill of the Intellectual Property and therefore will not use the Intellectual Property in any manner which may, in Licensor’s judgment, be in bad taste, be inconsistent with Licensor’s public image or which may in any way disparage Licensor or its reputation, including, but not limited to, types and placement of advertising and types of Channels of Distribution, nor take any action which will harm or jeopardize the Intellectual Property or Licensor’s ownership, protection, and/or registration thereof, in any way.

8.2 Intellectual Property Registration. At Licensor’s cost, Licensee will fully cooperate with and assist Licensor in the prosecution and maintenance of any patent, copyright, trademark, service mark or domain name applications or registrations concerning the Intellectual Property that Licensor may desire to file or maintain, and for that purpose, Licensee shall, upon request, supply to Licensor enough samples of the Licensed Products or other material as may be required in connection with any such application or registration.

8.3 No Representations of Ownership by Licensee Restrictions on Other Marks. Licensee shall not in any manner represent that it has any ownership in the Intellectual Property, in whole or in part, or in any other intellectual property owned by Licensor, or its affiliates, but may only, during the Term of this Agreement, and only if Licensee has complied with all laws and its obligations under this Agreement, represent that it is a “Licensee” under this Agreement. During or after the Term, Licensee shall not register or attempt to register any patent, trademark, service mark, domain name, copyright, domain name, or similar proprietary right in any portion of the Intellectual Property or in any intellectual property owned by Licensor that are not licensed under this Agreement, in its own name or that of any third party, nor shall it assist any third party in doing so. Licensee shall not use any other trademarks or other intellectual property similar to the Intellectual Property.

8.4 Approval. Licensee shall use the Intellectual Property only in such form and manner as is specifically approved in writing by Licensor and, upon request by Licensor, affix to the Licensed Products and Related Materials any legends, markings and notices of trademark registration or Licensor-Licensee relationship specified by Licensor, or any other notice of Licensor’s ownership, including copyright. Licensor shall have the right to approve all advertising, displays and other material using the Intellectual Property prepared by Licensee. Licensee will promptly follow Licensor’s instructions and guidelines regarding proper usage of the Intellectual Property in all respects.

8.5 Copyright and Trademark Notices

(a) Licensee shall print, stamp, mold or otherwise affix the Copyright Notice (i.e., “© [Year of first publication] Entenmann’s Products, Inc. Used under license.”) on all packaging for the Licensed Products and on all of the Related Materials, all in accordance with instructions from Licensor, including without limitation, instructions with respect to position and type size. No Licensed Product packaging or Related Materials upon which the Copyright Notice is printed, stamped, molded or otherwise affixed pursuant to the foregoing shall contain any other copyright notice whatsoever without Licensor’s prior written consent. Licensor, may, at any time and from time to time, require the addition of a Copyright Notice, or change of the Copyright Notice, effective not less than thirty days after receipt by Licensee of notice of such addition or change; notwithstanding this, Licensee shall have the right to continue to distribute any inventory already manufactured and/or Licensed Product packaging already printed at the time it receives such notice.

(b) Licensee shall comply with all requirements of the United States Copyright Act, the Universal Copyright Convention, the Berne Convention and any other treaty and convention to which the United States is or becomes a party, as Licensor deems necessary to obtain or maintain copyright protection for the Licensed Products and/or Related Materials in the Territory. Licensee shall cooperate fully with Licensor in connection with Licensor’s obtaining of copyright and trademark protection in the name of Licensor or, if Licensor shall so direct, in the name of a copyright or trademark proprietor other than Licensor.

(c) Licensee shall print, stamp, mold or otherwise affix the Trademark Notice (i.e., “___________ is a registered trademark of Entenmann’s Products, Inc. Used under license.”) in proximity to the Intellectual Property wherever used, including without limitation on the Licensed Products and on each of the Related Materials, all in accordance with instruction from Licensor, including without limitation, instructions with respect to position, content and type size. Licensor may, at any time and from time to time, require Licensee to change or add to the Trademark Notice by giving Licensee not less than thirty days’ notice of such change; notwithstanding this, Licensee shall have the right to continue to distribute any inventory already manufactured and/or Licensed Product packaging already printed at the time it receives such notice.

(d) Licensee’s name, trade name (or a trademark of Licensee which Licensee has advised Licensor in writing that it is using) shall appear on permanently affixed labeling on each Licensed Product and, if the Licensed Product is sold to the public in packaging or a container, printed on such packaging or container so that the public can identify the supplier of the Licensed Product in a manner acceptable to Licensor. On soft goods, “permanently affixed” shall mean sewn onto the goods; on hard goods, it means molded into the product; and on packaging, printed on the package. Licensee shall advise Licensor in writing of all trade names or trademarks it is using on Licensed Products being sold under this license if such names or marks differ from Licensee’s corporate name.

(e) Licensee shall affix to the Licensed Products and/or Related Materials any other legends, markings and notices required by any law or regulation in the Territory or which Licensor reasonably may request.

8.6 Protection and Defense.

(a) In its discretion and at its sole cost and expense, Licensor will protect and defend the Intellectual Property. Licensee shall promptly advise Licensor in writing of any claims that its use of the Intellectual Property infringes the rights of a third party and any potentially infringing uses by others involving the Intellectual Property. Decisions involving the protection and defense of the Intellectual Property shall be solely in the discretion of Licensor; Licensee shall take no actions in this regard without the express written permission of Licensor.

(b) Licensee will join with Licensor in any application to enter Licensee as a registered or permitted user, or the like, of the Intellectual Property with any appropriate governmental agency or entity. Upon termination or expiration of this Agreement for any reason whatsoever, Licensor may immediately apply to cancel Licensee’s status as a registered or permitted user and Licensee shall consent in writing to the cancellation and shall join in any cancellation request. The expense of any of the foregoing recording registered or permitted user activities shall be borne by Licensor.

8.7 Changes to Intellectual Property. Licensor shall have the right at any time, upon notice, to make additions to, deletions from, and other changes in the Intellectual Property at its sole and complete discretion, and Licensee shall adopt and use any and all such additions, deletions and changes as soon as practicable (i.e., after depletion of raw or finished inventory at time notice was received by Licensee) in all new production of the Licensed Products and Related Materials.

9.1 Third-Party Manufacturing.

(a) Licensee shall have the right to subcontract for the manufacture and production of the Licensed Products or Related Materials with Licensor’s prior written consent (not to be unreasonably withheld or delayed) and such subcontractor shall execute a subcontractor agreement. In addition, Licensee shall ensure that any subcontractor shall:

(i)  be fully subject to, and bound by, every applicable provision of this Agreement;

(ii) be made aware and agree that it may not sell any Licensed Products manufactured by it to anyone but Licensee;

(iii) agree that any related designs, labels, packaging or other materials incorporating or associated with the Intellectual Property shall become the sole property of Licensor and that Licensee shall be responsible for obtaining any relevant supporting legal documentation; and

(iv) agree to immediately cease all manufacture of Licensed Products upon notice of termination or expiration of this Agreement.

(b) In addition, (v) a breach by a subcontractor of any provision of this Agreement shall be considered a breach by Licensee; (vi) Licensee shall remain primarily and completely obligated under all of the provisions of this Agreement; (vii) Licensee shall promptly furnish to Licensor a list of all such subcontractors and shall update this list once annually on or before the 31 st day of January; and (viii) Licensee shall immediately notify any subcontractor in writing upon termination or expiration of this Agreement, with a copy sent to Licensor. In no event shall any subcontractor agreement include the right to grant any sublicenses. Licensee shall ensure that each subcontractor agreement provides that Licensor is a third party beneficiary of the agreement with an independent right to enforce its terms relating to quality control and protection of Intellectual Property and shall provide to Licensor (or its Representative) copies of all subcontractor agreements within 15 days of execution.

9.2 Licensee’s Best Efforts

(a) Licensee shall in accordance with the annual Marketing Plan (defined below), use its persistent commercially reasonable efforts to continuously design, manufacture, promote, sell and ship all of the Licensed Products that have received Licensor’s written approval in all of the Territory in commercially reasonable quantities and shall continuously and diligently during the Term use commercially reasonable efforts to produce an inventory of Licensed Products and procure and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing. Once sales have commenced, in no event shall Licensee allow a period of more than ninety days to elapse during which it does not manufacture, sell or distribute the Licensed Products in commercially reasonable quantities sufficient to meet changing customer demand.

(b) In addition to any other remedies available to Licensor, failure to comply with any of the foregoing in Section 9.2 may result in removal from this License of one or more of the unused or unexploited Licensed Products and/or brands, Licensed Products or Territories, upon written notice from Licensor; provided, however, before exercising such right of removal, Licensor will give Licensee 90 days advance written notice and Licensee shall have said ninety days in which to commence using commercially reasonable efforts to exploit the respective brands, Licensed Products and/or Territories in order to prevent any removal from this License.

9.3 Compliance with Laws

(a) The Licensed Products shall be manufactured, distributed, promoted, advertised and sold in accordance, and Licensee shall comply with all applicable international, national, federal, state, provincial and local laws, treaties and governmental orders and regulations, including, without limiting the generality of the foregoing, the Federal Food, Drug and Cosmetic Act, the Federal Hazardous Substance Act, the Flammable Fabrics Act, the Consumers Products Safety Act, and the ASTM Standard Consumer Safety Specifications on Toy Safety (Toy Manufacturers of America Voluntary Toy Safety Standard) or other acts and standards laws, regulations, ordinances, governmental standards and the like in any countries in which the Licensed Products are manufactured, shipped, stored, and/or sold (collectively, “Local Manufacturing Laws and Standards”).

(b) In order to ensure that the Licensed Products meet the above standards, Licensee shall, where appropriate or upon request, prior to the date of first distribution of the Licensed Products, submit to Representative certificates in writing that the Licensed Products conform to the applicable laws and standards. Upon request by Representative, Licensee shall provide specific test data and laboratory reports.

(c) Where applicable, tests on Licensed Products must be performed by a national testing laboratory or an independent laboratory that is nationally approved unless another laboratory is otherwise approved by Licensor. Such testing laboratory or independent laboratory will provide written test reports indicating that the Licensed Products conform to the applicable laws and standards.

(d) Licensee shall use its best efforts to ensure that any and all third party manufacturers of the Licensed Products or any component thereof comply with the applicable Local Manufacturing Laws and Standards. The Local Manufacturing Laws and Standards include, but are not limited to, laws concerning import, export, certificate licenses, quota allocations, country of origin, safety (including fire code rules), employment standards, wages and benefits, and employee health and safety. All manufacturers of the Licensed Products shall comply with Local Manufacturing Laws and Standards concerning working hours and compensation. In countries where there are no such existing Local Manufacturing Laws and Standards, a manufacturer's suitability under this Agreement should be evaluated carefully, taking into account regional and United States standards.

(e) The employment or use by Licensee, or by any third-party manufacturer engaged by Licensee, of children for the manufacture, assembly, or conversion of the Licensed Products, or any component thereof, either directly or indirectly, shall not be permitted.

(f) No manufacturer of the Licensed Products will use forced or prison labor. Manufacturers must maintain a strict policy of employment on a voluntary basis.

9.4 Consumer Response

(a) Licensee shall immediately notify Licensor in writing of any investigation, inquiry, claim or sanction by any governmental authority regarding any quality, labeling, advertising or other regulatory matter relating to the Licensed Products and shall keep Licensor fully advised of the progress and findings of such investigation or inquiry.

(b) If Licensor reasonably determines that any particular Licensed Product does not meet the required standards of quality set forth in Section 7, Licensor shall notify Licensee in writing of such defect (a “Deficiency Notice”), providing Licensee with reasonable detail regarding the deficiency. Upon receipt of such Deficiency Notice, Licensee shall cure such deficiency within thirty days, and shall provide Licensor with evidence of such cure, including samples of such Licensed Product; provided, however, that in the event that any deficiency poses a risk to public health or safety, Licensee shall take all steps necessary to cure the deficiency or otherwise eliminate the risk to public health or safety immediately. If any deficiency is not cured within the applicable time period, Licensee shall cease all use of the Intellectual Property in connection with the production, manufacture, distribution, sale, advertising and promotion of the Licensed Products in issue.

(c) If Licensor reasonably determines that any deficiency is such that any such Licensed Products are subject, or may be subject, to market withdrawal, quarantine, recall or correction based on applicable Food and Drug Administration or other applicable governmental authority guidelines, including good manufacturing practices, Licensee shall immediately implement such withdrawal, recall or correction procedures at Licensee’s sole cost and expense and shall coordinate and cooperate with Licensor, including with respect to all press releases and other public relations aspects thereof. If Licensee is otherwise required or determines to withdraw from market, recall or correct any such Licensed Products, Licensee shall give Licensor prior notice of such withdrawal, recall or correction as soon as practicable and the parties shall coordinate and cooperate with each other, including with respect to all press releases and other public relations aspects thereof. Licensor shall be granted complete and immediate access to all sites at which such deficient Licensed Product has been produced or stored.

9.5  Confidentiality.

(a) During and after the Term, the parties shall keep confidential any confidential proprietary information, knowledge or trade secrets (“Information”), such as but not limited to, the terms of this Agreement, marketing and advertising plans, licensing plans, market research data, flavors and flavor components and other information regarding any Food Elements, disclosed by the other party under this Agreement during the course of their mutual relationship. (Notwithstanding the foregoing, the parties may disclose Information to their attorneys, accountants and permitted successors and assigns.) The parties shall not use the Information for any purpose except in furtherance of this Agreement. If either party is uncertain about the status of a particular piece of Information, it shall consult with the other party to determine such status. The obligations of this Section shall not be binding on either party with respect to Information that (i) is already in the possession of the receiving party at the time of disclosure, (ii) is or becomes known to the public generally through no fault or other action of the receiving party, (iii) is obtained lawfully from a third party, directly or indirectly, without breach of an obligation to keep such Information confidential, (iv) is developed by the employees, agents or representatives of the receiving party wholly independently, as a result of its own efforts and without the knowledge or benefit of the Information received under this Agreement, or (v) is required to be disclosed by law or any court or other judicial entity empowered by law to compel such disclosure (subject to the notice obligations below).

(b) This confidentiality obligation shall cease when and to the extent that the Information becomes generally known to the public other than through the fault or other act or omission of the receiving party. In the event a party is required by law or court order to disclose any Information of the other party, that party shall (i) notify the other party in writing as soon as possible, but in no event less than ten calendar days prior to such disclosure, (ii) cooperate with the other party to preserve the confidentiality of such Information consistent with applicable law, and (iii) use its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

9.6 Public Statements. Subject to Section 9.5, Licensee shall not make any statements to the press or any media service or distribute or circulate any written release, promotional literature, news story, advertising, publicity or communications of any kind to any party regarding the subject matter of this Agreement, the Licensor, their respective affiliates, employees, programming services, operation, businesses and/or activities, or the Representative without Licensor’s prior written approval.

9.7 Insurance. Licensee shall obtain and keep in force, at its own expense, Comprehensive General Liability insurance, including Products Liability coverage, with respect to the Licensed Products, with a thirty day written notice of cancellation provision to Licensor and Representative, from a recognized and responsible insurance company authorized to conduct an insurance business in New York with an A.M. Best Company rating of no less than A-10. Such insurance company shall name Licensor and Representative and each of their respective officers, directors, agents and employees as additional insureds, and provide protection in the amount of coverage not less than ten million dollars $10,000,000 per occurrence. Licensee shall, within ten days after the Effective Date and before any Licensed Product is distributed or sold under this Agreement, submit to Licensor and Representative a copy of such insurance policy or a copy of a fully paid certificate of insurance therefor. Maintenance of such insurance and performance of Licensee of its obligations under this Agreement shall not relieve Licensee of liability under any of its indemnity under this Agreement. Licensee shall maintain such product liability insurance for a period coextensive with that for which indemnification might be required under the provisions of this Agreement and in no event less than five years beyond termination of this Agreement. Any subcontract manufacturer of Licensed Products for Licensee under this Agreement shall also be required by Licensee to obtain and maintain and keep in force, at its own expense, the same insurance coverage with same named insureds and limits as provided with respect to Licensee in this paragraph.

9.8 Consumer Inquiries. Licensee shall, at no cost to Licensor, promptly and courteously handle all warranty (guarantee) satisfaction, response and compliance and all consumer response relating to any of the Licensed Products. Licensor shall promptly forward to Licensee, for handling, any and all such consumer inquiries that it receives. Licensee shall use commercially reasonable efforts to keep Licensor generally informed of consumer complaints relating to the Licensed Products and their resolution.

Warranties and Indemnification

10.1  Licensee Warranties.  Licensee represents and warrants as follows:

(a)  Licensee is free to enter into and fully perform this Agreement;

(b)  All ideas, creations, works, designs, materials and intellectual property furnished by Licensee in connection with each of the Licensed Products and Related Materials will be Licensee’s own and original creation (except for matters in the public domain or material which Licensee is fully licensed to use for such purposes);

(c) The Licensed Products and the manufacture, advertisement, distribution and sale thereof under this Agreement will not infringe upon or violate any rights of any third party of any nature whatsoever, including third party patent rights;

(d) The Licensed Products and Related Materials will be of high standards in style, appearance and quality, will be safe for use by consumers, and will comply with all applicable governmental rules, guidelines, safety codes and regulations;

(e) Licensee will not manufacture, advertise, distribute or sell and will not authorize the manufacture, advertising, distribution or sale of the Licensed Products or Related Materials in any manner, at any time or in any place not specifically licensed under this Agreement.

(f) The Licensed Products and Related Materials (i) shall be in all respects noninjurious, (ii) shall not be adulterated or misbranded within the meaning of any applicable laws, rules or regulations of any governmental authority, and (iii) shall not purposely be packaged or sold in damaged containers.

10.2  Licensee Indemnification.

(a) Licensee shall indemnify, defend and hold harmless Licensor (and its parent, subsidiaries, legal representatives, associated and affiliated companies, including each of their respective officers, directors, shareholders, agents and employees) and Representative (and its parent, subsidiaries, associated and affiliated companies, including each of their respective officers, directors, shareholders, agents and employees) from and against all damages, costs, reasonable attorney’s fees and expenses based upon or arising out of:

(i)  breach of any warranty or representation by Licensee,

(ii)  unauthorized use of the Intellectual Property,

(iii) any actual or alleged defect in the Licensed Products or their packaging, whether latent or patent, including failure of said Licensed Products or their packaging, distribution promotion, sale or exploitation to meet any Federal, State or local laws or standards,

(iv) any other actual or alleged unauthorized action of Licensee, including without limitation, a breach of any term of this Agreement, or

(v)  violations of any Local Manufacturing Laws and Standards.

(b)  Licensor and/or Representative shall provide prompt written notice of any claim and cooperate fully with Licensee. With respect to such claims, Licensor and/or Representative may, at their election, individually or collectively, defend any action, by their own counsel and at Licensee’s expense. Licensee will cause its counsel to cooperate fully in the defense of such action. Licensee shall not admit any liability or compromise any suit without Licensor’s prior written consent, which Licensor may withhold at its sole discretion. The obligation for indemnification shall survive termination of the Agreement.

10.3. Licensor Warranties. Licensor warrants and represents that it is free to enter into and fully perform the duties and obligations of this Agreement, and that to the best of its knowledge, the use of the Intellectual Property, as authorized under this Agreement, does not infringe the rights of any third party.

10.4 Licensor Indemnification. Licensor shall indemnify, defend and hold harmless Licensee (and its parent, subsidiary, associated and affiliated companies, including each of their respective officers, directors, agents and employees) from and against all damages, costs, reasonable attorney’s fees and expenses based upon or arising out of breach of the warranties and representations in Section 10.3 including those solely and strictly related to the Intellectual Property as properly used by Licensee in compliance with this Agreement; provided, however, that (i) prompt written notice is given to Licensor of such claim or suit, (ii) Licensor shall have the option to undertake and conduct the defense and/or settlement of any such claim or suit, (iii) Licensee shall cooperate with Licensor in the defense of any such claim or suit, (iv) Licensee acts to mitigate any damages, and (v) no settlement of any claim or suit may be made without Licensee’s prior written consent. If Licensor undertakes the defense of a claim brought against Licensee, Licensor shall not be responsible for attorney’s fees, costs and expenses incurred by Licensee after Licensor undertakes the defense of the claim. The obligation for indemnification shall survive termination of the Agreement.

Termination and Expiration

11.1  Termination for Default by Licensee.

(a) Upon the occurrence of any of the following events (each of which is a “Default”), then in addition and without prejudice to any rights that it may have at law, in equity or otherwise, Licensor shall have the right to terminate this Agreement, to delete from this Agreement any elements of the Intellectual Property or any Licensed Products, and/or to require the immediate payment of any Guaranteed Minimum Royalties and Royalty due or to become due under this Agreement if:

(i) Licensee materially defaults in the performance of any of its obligations, representations or warranties provided for in this Agreement;

(ii) Licensee fails to take the necessary steps to ensure that the Licensed Articles are of high quality and are only distributed through the Channels of Distribution and only sold in the Territory;

(iii) any court, arbitration panel, government agency or similar body finds that the Licensed Products manufactured, sold or distributed by Licensee are defective, injurious, or unsafe in any way, manner or form;

(iv) a voluntary petition in bankruptcy is filed by Licensee and is not dismissed within thirty days thereafter, a receiver or trustee of any of Licensee’s property is appointed and such appointment is not vacated within forty-five days thereafter, Licensee takes advantage of any insolvency law, Licensee makes an assignment for the benefit of its creditors, or an event of default (declared and not cured) occurs under any effective security agreement, financing statement, equivalent security or lien instrument, or continuation statement entered into by Licensee and a third party (a “Secured Party”) covering all or part of the Licensed Products or any inventory thereof that enables such Secured Party to exercise any of its rights and remedies under this Agreement with respect to such Licensed Products. In such event, Licensor appoints Licensee as its bailee for the purposes of this Agreement, including the collection of Royalties under this Agreement. Licensee accepts such appointment. Licensor’s Intellectual Property shall be owned by and shall be the exclusive property of Licensor, and no proceeding of the type set forth in this subparagraph shall in any way affect Licensor’s right to the same in accordance with this Agreement;

(v) a subcontractor engages in conduct which, if engaged in by Licensee, would entitle Licensor to terminate this Agreement. If reasonably feasible, however, Licensor will endeavor to discuss with Licensee what action Licensee must take or cause to be taken to remedy any damages to Licensor resulting from such subcontractor’s conduct. The nature and extent of the action to be taken shall be at Licensor’s sole and absolute discretion, except that this Agreement may not be terminated by Licensor unless Licensee has failed to secure the correction of the Default by the subcontractor or obtain assurances to Licensor’s satisfaction that appropriate corrective measures are being taken by the subcontractor within thirty days after written notice by Licensor;

(vi) Licensee fails to make any required payment or furnish any required statement, and such failure continues for five business days after written notice of such failure is sent; or

(vii) any assignment, transfer or material change in Licensee in contravention of this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, Licensee shall maintain Minimum Net Sales Revenue (if applicable) of Licensed Products in each annual period as set forth in Exhibit B. If Licensee fails to maintain the required Minimum Net Sales Revenue as provided in Exhibit B, Licensor shall have the right to terminate this Agreement by written notice delivered to Licensee within 30 days after the end of any annual period in which Licensee shall fail to maintain such required Minimum Net Sales Revenue. Notwithstanding the provisions of the foregoing paragraph, the Licensee may have a one-time option to avoid Licensor’s right to terminate the license granted under this Agreement by paying to Licensor, within said 30 day period after notice from Licensor, the difference between the aggregate royalty paid by Licensee during said year and the royalty that would have been paid to the Licensor during said year if Licensee maintained the required Minimum Net Sales Revenue as provided on Exhibit B during said year.

11.2 Notice of Termination and Right of Correction. In the event any of the foregoing Defaults occurs, Licensor may give notice of termination. Subject to the provisions of Section.

11.3 and excepting a default in any payment due under this Agreement or any default related to sanction and/or Product quality that must be corrected within five (5) days of receipt of the notice and in the case of payment default can only be corrected by payment, Licensee shall have thirty days after the receipt of notice in which to correct the situation giving rise to the notice, or to assure to Licensor’s satisfaction that appropriate corrective measures are being taken. Failing such correction or assurance, this Agreement shall terminate. Nothing contained in provision Section 7 above shall preclude or limit Licensor’s rights under this Agreement.

11.3 Exceptions to Right of Correction. Notwithstanding the provisions of Section 11.2, Licensee shall have no right of correction in the event: (i) of willful and material misstatements or discrepancies in Licensee’s required records; (b) required statements or payments are late by more than thirty days three or more times in any year during the Term; (c) of the occurrence of the same Default, other than concerning required statements or payments, more than twice during the Term, or during any renewal period; or (d) of termination under Sections 11.1(c) or (f).

11.4  Post-Termination/Expiration Obligations

(a) Delivery of Final Statement. Licensee shall within thirty days after any termination or the expiration of this Agreement, deliver to Licensor a final statement certifying the number and description of Licensed Products on hand or in process of manufacture and make all payments due Licensor. Licensor shall also have the right to conduct a physical inventory in order to ascertain such inventory or verify such statement. There shall be no right of disposal of Licensed Products in the event of termination.

(b) Payment. If this Agreement is terminated by Licensor for Default by Licensee, any and all payments then or later due from Licensee, including all prospective Guaranteed Minimum Royalties due for the full Term during which the termination takes place, but not including any CMF payments relating to years or parts of years after termination, shall then be accelerated and immediately due and payable to Licensor, less any Royalties or Advances already paid, and no portion of any prior payments shall be repayable to Licensee. Notwithstanding the foregoing, upon termination of this Agreement for failure to meet Minimum Net Sales Revenue, Licensee shall only be required to pay Guaranteed Minimum Royalties due within the twelve month period following the date of the termination.

(c) Delivery of Intellectual Property Materials. Upon any termination or the expiration of this Agreement, all labels, signs, packages, wrappers, cartons, circulars, advertisements and other items bearing or containing any reproduction or representation of any of the Intellectual Property shall automatically and without cost to Licensor become the property of Licensor, and Licensee shall immediately deliver the same to Licensor’s place of business or any other location designated by Licensor. The reasonable cost of such delivery shall be paid by Licensor. Such inventory shall, at Licensor’s option, be destroyed by Licensee (in which event a certificate of destruction, certified by an officer of Licensee, shall be delivered to Licensor), or purchased by Licensor at Licensee’s cost of manufacture. Disposition of any plates, molds, forms, lithographs and other material relating thereto then remaining on hand shall be subject to written instructions from Licensor to Licensee either to destroy or to deliver same to Licensor or its designee. In the event that Licensor requests Licensee to destroy the Licensed Intellectual Property or Related Materials, Licensor may require Licensee to deliver to Licensor an affidavit by an officer of Licensee, attesting to such destruction in such form as Licensor may in its sole discretion require. Notwithstanding anything to the contrary set forth above, all such packaging materials bearing information identifying Licensee as the manufacturer, supplier or distributor of the Licensed Products, including without limitation UPC numbers or bar codes of Licensee, shall be destroyed by Licensee and shall not become the property of Licensor, provided that Licensee shall in such event deliver to Licensor an affidavit by an officer of Licensee attesting to such destruction in such form as Licensor may in its sole discretion require.

(d) Infringement Prohibited. Upon any termination or the expiration of this Agreement, Licensee shall not directly or indirectly (and shall not assist a third party to) manufacture, advertise, distribute or sell the Licensed Products containing or including the Intellectual Property or any product that infringes upon Licensor’ proprietary rights, or use any name, logo or design that is confusingly similar to Licensor’s trademarks on any product in any place whatsoever. Licensee acknowledges that (i) any unauthorized use of the Intellectual Property shall be deemed an infringement, and (ii) such unauthorized use would cause irreparable harm for which monetary damages are insufficient and therefore Licensor shall be entitled to injunctive relief.

(e) Delivery of Customer and Contractor Lists. Upon any termination or the expiration of this Agreement, Licensee shall promptly deliver to Licensor a copy of the most recent lists of all accounts to which it sells Licensed Products and a list of all subcontractors or manufacturers of Licensee.

(f) Disposal Rights upon Expiration. Upon expiration of this Agreement, provided that Licensee is not in default or has cured such default in accordance with the terms of the Agreement, Licensee may continue to use up and sell any Licensed Products previously manufactured and approved by Licensor under Section 7, and on hand or in process of production on a nonexclusive basis for ninety days (the “Sell-Off Period”) after expiration in accordance with all of the terms and conditions contained in this Agreement, provided that Licensee does not manufacture any Licensed Products during the Sell-Off Period except that Licensee may be permitted to manufacture the Licensed Products required to fulfill existing orders within the Sell-Off Period. It is understood that Royalties are owed for Licensed Products sold during the Sell-Off Period, and a final report and payment is due thirty days after the close of such period. Any Royalties earned during the Sell-Off Period may not be applied to any Guaranteed Minimum Royalties, such amount being due at the time of termination or expiration. After the Sell-Off Period has expired, all remaining inventory shall, at Licensor’s option, be destroyed by Licensee or purchased by Licensor at Licensee’s cost of manufacture. Disposition of any plates, molds, forms, lithographs and other material relating thereto then remaining on hand shall be subject to written instructions from Licensor to Licensee either to destroy or to deliver same to Licensor or its designee. In the event that Licensor requests Licensee to destroy the Licensed Products or Related Materials relating to them, Licensor may require Licensee to deliver to Licensor an affidavit by an officer of Licensee, attesting to such destruction in such form as Licensor may in its sole discretion require. Notwithstanding the foregoing, the Sell-Off Period shall not apply in the event of termination of this Agreement by Licensor under Sections 11.1 (c) or (f). Any right of disposal by Licensee shall not prohibit Licensor from granting rights to others to use the Intellectual Property on Licensed Products during the Sell-Off Period, provided that distribution of such Licensed Products does not take effect until after the Sell-Off Period has ended.

(g) Nothing in this Section shall be construed to limit Licensor’s rights or remedies.

11.5 Termination Due To Cessation of Sales of Licensor’s Primary Product(s). If Licensor discontinues the sale in the Territory during the Term one or more of its own primary branded products and/or key products using any Food Elements, it may at its option also terminate this Agreement or that portion of it that relates to the terminated branded product of Licensor or the Food Element. If it does so, Licensee may continue to complete manufacturing in process and deplete existing inventory of Licensed Products in accordance with average quantities sold during the Term. In either event, (i) the parties shall come to a mutually acceptable resolution regarding a reasonable date for the prompt cessation of Licensee’s sales of those Licensed Products displaying the relevant brand(s) (or any flavor or other variation thereof) within the relevant Territory, (ii) to the extent affected, Licensee shall be entitled to the proportional waiver of Licensee’s obligation to pay any future guarantees, to meet any relevant shipment guarantees or any other obligations for the period after date of cessation; and (iii) to the extent affected, Licensee shall be entitled to the refund of any unearned Advance or Guaranteed Minimum Royalties. Licensee shall have no other recourse against Licensor in this event.

Assignment

12. The license and all rights and obligations granted by this Agreement are personal to Licensee and may not be sublicensed, assigned, transferred, delegated, pledged, mortgaged or otherwise encumbered by Licensee in whole or in part without Licensor’s prior written consent, which may be withheld at Licensor’s sole discretion. Any transfer in violation of this provision shall be without force and effect. In addition, Licensor shall have the right to terminate this Agreement if there is any material change in the ownership or controlling interest of Licensee, its parent or subsidiaries. “Material change” with respect to “ownership or controlling interest” shall mean a sale or other transfer of more than ten percent (10%) of the stock or assets of Licensee to any third party other than a current disclosed shareholder of Licensee or a subsidiary or affiliate of Licensee, unless such sale or transfer is approved in writing by Licensor in its sole discretion. With notice to Licensee but without consent of Licensee, Licensor may freely assign or delegate any or all of its rights and/or obligations under this Agreement. If assigned as permitted under this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

Noncompetition

13. During and for two (2) years after the Term, Licensee shall not enter into an agreement or otherwise produce and/or distribute products under any other brands (with the exception of Licensed Product co-branded with retail stores) that are competitive with Licensor’s brands set forth in Exhibit D which is attached hereto and incorporated by reference herein. Breach of this provision by Licensee will give Licensor the right to immediately terminate this Agreement upon written notice to Licensee.

Notices

14. All notices and other communications which either party is required or may desire to give to the other, except for payments and statements which shall be sent to the party designated by Licensor (i.e. Representative), shall be given by addressing the same to the other with a copy to Representative at the address set forth in this paragraph, or at such other address as may be designated in writing by any party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be deemed given when sent so addressed by certified or registered mail, postage prepaid or by hand delivery, with proof of receipt, or by a reputable express delivery company which requires proof of receipt, such as, but not limited to, Federal Express, UPS, DHL, USPS or Airborne. The addresses to which the foregoing shall be given are the following:

If to Licensor	If to Licensee:

Entenmann’s Products, Inc. c/o Weston Foods, Inc. 255 Business Center Drive Horsham, Pennsylvania 19044 Attention: General Counsel	COFFEE HOLDING COMPANY, INC. 4401 1st Avenue Brooklyn, NY 11232 Attention: Mr. Andrew Gordon

with a copy to: The Joester Loria Group, LLC 860 Broadway, Third Floor, New York, New York 10003 Attention: President

Miscellaneous

15.1 Remedy For Breach. A breach by Licensee (other than payment obligations) of any of the covenants, agreements or undertakings under this Agreement will cause Licensor irreparable injury that cannot be readily remedied in damages or solely by termination of this Agreement. Licensor, in addition to all other legal and equitable remedies including costs and reasonable attorneys’ fees, shall have the right of injunction for any breach of this Agreement by Licensee.

15.2 Relationship Between Licensor and Licensee. Nothing in this Agreement shall create, be deemed to create or be construed as creating any partnership, employer-employee, franchise, joint venture, or agency relationship between the parties or shall be deemed to render Licensor (or its Representative)s liable for any of the debts or obligations of Licensee. Licensee shall in no way be considered an agent or representative of Licensor in any dealings which Licensee may have with any third party and neither of the parties nor any of their employees or agents shall have the power or authority to bind or obligate the other party.

15.3 Survival of Provisions. The expiration or termination of this Agreement shall not affect those provisions, and the rights and obligations in them, set forth in this Agreement which either (i) by their terms state, or evidence the intent of the parties, that the provisions survive the expiration or termination of the Agreement, or (b) must survive to give effect to the provisions of this Agreement.

15.4 Effectiveness and Entirety of Agreement; Amendment. The submission of this form of license agreement for examination and/or execution does not constitute an option and shall vest no right in either party. No rights of any kind to use the Intellectual Property shall vest in Licensee, and Licensor shall have no obligations to Licensee under this Agreement, unless and until (i) this Agreement has been executed by an authorized signatory of each party and (ii) the Advance payment has been paid in full. Licensee acknowledges that drafts of this Agreement and any oral negotiations preceding its execution are merely a proposal by Licensee to acquire a license, which Licensor is not obligated to consider or accept until the foregoing conditions are met. Once properly executed by authorized signatories of each party, this Agreement constitutes and contains the entire agreement of the parties relating to the subject matter of this Agreement, and no oral or written statements, representations, documents, promises or any other prior materials not embodied in it shall be of any force or effect. This Agreement cannot be amended, altered or modified except by a written instrument executed by both parties. Once so executed, such amendments shall become an integral part of this Agreement, subject to all its terms and conditions and shall have full force and effect.

15.5 No Waiver. The failure or delay of Licensor to exercise its rights under this Agreement or to complain of any act, omission or default on the part of Licensee, no matter how long the same may continue, or to insist upon a strict performance of any of the terms or provisions herein, shall not be deemed or construed to be a waiver by Licensor of its rights under this Agreement or a waiver of any subsequent breach or default of the terms or provisions of this Agreement.

15.6 Invalidity. If this Agreement is subject to the approval of any government or government agency or similar entity, and such approval is not obtained, or is obtained but later revoked, it is understood and agreed to by the parties that this Agreement is immediately rendered null and void and terminated (except with respect to any valid outstanding payment obligations and all obligations of confidentiality), with neither party liable for any resultant damages, costs or expenses of the other. But for the foregoing, if any term, covenant, condition or provision of this Agreement or the application thereof to any person, entity or circumstance, shall to any extent be held to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement, or application of such term or provision to a person, entity or circumstance other than to those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby, and each term, covenant, condition or provision of this Agreement shall be valid and shall be enforced to the fullest extent provided by law. In such case, the partied will immediately negotiate in good faith provision(s) with comparable terms and obligations to that stricken but that corrects the defect that led to the holding of invalidity, illegality or unenforceability.

15.7 Construction. This Agreement shall be governed by and construed in accordance with the federal trademark statute and the laws of the State of New York of the United States of America without regard to its conflicts of laws principles; and the Courts of the State of New York and/or the federal courts in New York shall have sole and exclusive jurisdiction over all disputes arising out of this Agreement.

15.8 Headings. The headings as to contents of particular provisions in this Agreement are inserted only for convenience and are in no way to be construed as part of this Agreement or as a modification of the scope of any terms or provisions of this Agreement.

15.9 Force Majeure. In the event of a force majeure event (i.e., act of God, war, natural disaster, strike or boycott) that prevents or hinders performance under this Agreement, no default or liability for noncompliance occasioned by such event during the continuance thereof shall exist or arise; provided that, the prevented or hindered party resumes full performance under this Agreement promptly upon the cessation of the force majeure event; and provided further, that the other party shall have the right to terminate the Agreement with no further obligation if the force majeure event continues for a period in excess of two months.

15.10 Miscellaneous. This Agreement is the result of negotiation, and all parties had opportunity to involve legal counsel. Therefore, there is no presumption against the drafter with respect to interpretation of any of the provisions. If this Agreement is executed by more than one person as Licensee, any liability on the part of such persons shall be joint and several.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ENTENMANN’S PRODUCTS, INC.	COFFEE HOLDING COMPANY, INC.

By: /s/	By: /s/ Andrew Gordon

Name:	Name:Andrew Gordon

Title:	Title: President & Chief Executive Officer

Date:	Date:

EXHIBIT A

Intellectual Property

ENTENMANN'S

EXHIBIT B

Terms

Licensed Products:

ENTENMANN’S® brand ground and whole bean coffee. Estimated retail price $1.99 to $3.99 (per 11.5 to 12 oz.).

Territory: United States of America, its territories and possessions including United States Military Exchanges worldwide

Channels of Distribution:

Supermarkets
Grocery Stores
Membership clubs
Specialty stores
Vending machines

Royalties:  5% of Net Sales

Notwithstanding the foregoing, 20% of gross sales of all Licensed Products bearing the Intellectual Property that have not been approved pursuant to the Agreement; of gross sales outside the Territory without Licensor’s prior approval and of gross sales outside the Channels of Distribution specifically allowed herein. Such royalties may not be credited toward Minimum Guaranteed Royalty Payments due herein.

The parties agree that:

(1) distribution of Licensed Products bearing the Intellectual Property that have not been approved by Licensor pursuant to the Agreement and distribution of Licensed Products bearing the Intellectual Property outside the Territory or outside the Channels of Distribution specifically granted under this Agreement is a material violation of the Agreement and subject to termination under Paragraph 10 hereof;

(2) even if the increased royalty is reported and/or paid, such Licensed Products are still deemed unauthorized use of the Intellectual Property and therefore, Licensee remains responsible for the indemnification and defense of third party claims, as set forth in Paragraph 9.7 herein; and

(3) the increased royalty payable on unauthorized sales shall not limit Licensor’s rights and remedies for damages.

Marketing/Advertising:

Licensee agrees to spend no less than three percent (3%) of total annual Net Sales or total annual Minimum Net Sales Revenue, whichever is greater, each contract year in accordance with the terms specified in Section 5.3 herein.

Advance:  $75,000.00 to be paid upon execution of this Agreement.

Guaranteed Minimum Royalties (including Advance):  $300,000.00 to be paid as follows:

DUE DATES:	AMOUNTS:	REMARKS:
Due Upon Signing	$75,000.00	Advance
Due on or before July 30, 2008	$25,000.00	Guarantee
Due on or before January 30, 2009	$50,000.00	Guarantee
Due on or before July 30, 2009	$50,000.00	Guarantee
Due on or before January 30, 2010	$50,000.00	Guarantee
Due on or before July 30, 2010	$50,000.00	Guarantee

Minimum Sales Revenue (annual):

Licensee shall achieve Minimum Net Sales Revenue for the Licensed Products during the Term of this Agreement as follows:

$2,000,000.00	Contract Year 1: 04/01/2007 - 12/31/2008
$2,000,000.00	Contract Year 2: 01/01/2009 - 12/31/2009
$2,000,000.00	Contract Year 3: 01/01/2010 - 12/31/2010

EXHIBIT C

ROYALTY STATEMENT

Quarter Ending____________________

Licensee Name:	COFFEE HOLDING COMPANY, INC.
Licensed	ENTENMANN’S
Intellectual
Property:
Contract Ref.#:	17065

Date:

Customer Name (Retailer)	Product Description	Wholesale price per Unit	FOB or other price* per unit	Quantity Shipped	Discount Allowance (if contractually allowed) Please specify	Returns (if contractually allowed)	Sales Total (as defined in contract)

TOTAL SALES REVENUE
ROYALTY RATE %
Royalty reporting due each quarter even		x
if sales are zero.	GROSS ROYALTIES $

LESS UNEARNED
Send check and applicable statement to:	ADVANCE/GUARANTEES	( )
(IF APPLICABLE
ROYALTY DUE
The Joester Loria Group
860 Broadway, 3rd Floor
New York, NY 10003

EXHIBIT D

BRAND

ARCHWAY
BIMBO
BLUE BIRD
CINNABON
CLOVERHILL BAKERIES
DANISH KITCHENS DOLLY
MADISON BAKERY
DRAKE’S
DUNKIN DONUTS
DUTCH MAID
FAMOUS AMOS
FLOWERS/MRS. FRESHLEY
GRANDMA’S COOKIES
HEINEMANN’S
HOSTESS
INTERSTATE
JOEY’S KRISPY
KREME LADY
LINDA
LIL’ DUTCH MAID
LITTLE DEBBIE
LU
MARINELA
MCKEE FOODS
MERITA
MOTHER’S
MRS. FIELDS
MURRAY
NELLIE DUNCAN
NEMO’S
OTIS SPUNKMEYER
PANERA CAFÉ
PEAK FREANS SARA
LEE
STELLA D’ORO
SVENHARD’S
TABLE TALK
TASTYKAKE
UNCLE WALLY’S
VOORTMAN